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                                                                    EXHIBIT 11-1


                   THE NAVIGATORS GROUP, INC. AND SUBSIDIARIES


                        COMPUTATION OF PER SHARE EARNINGS

         Earnings Per Share of Common Stock and Common Stock Equivalents

                      (In thousands, except per share data)


                                                       YEAR ENDED DECEMBER 31,
                                                     ---------------------------
                                                       1998      1997     1996
                                                     -------   -------   -------
Net income applicable to common stock                $11,489   $12,546   $16,752

Average number of common shares outstanding            8,414     8,296     8,197

Net income per share - Basic                         $  1.37   $  1.51   $  2.04


Average number of common shares outstanding            8,414     8,296     8,197
Add: Assumed exercise of stock options                    45        89        89
                                                     -------   -------   -------

Common and common equivalent shares outstanding        8,459     8,385     8,286
                                                     =======   =======   =======
Net income per share - Diluted                       $  1.36   $  1.50   $  2.02
